Exhibit 99.1

Metropolis Closes $1.8 Billion Financing and

Completes Transformational Take-Private of SP Plus Corporation

Acquisition solidifies Metropolis as the largest parking network and operator in North America with more than 4,000 locations and over 20,000 employees

Metropolis will deploy its AI technology to more than 50 million consumers, processing over $4 billion in payments a year

Funding was led by Eldridge Industries with significant investment from BDT & MSD Partners’ affiliated credit funds, Vista Credit Partners and Temasek as well as strong support from Metropolis’ existing shareholder group led by 3L

LOS ANGELES, CA – May 16, 2024 – Metropolis Technologies, Inc. (“Metropolis”), an artificial intelligence company whose computer vision platform enables checkout-free payment experiences, announced today that it has closed its acquisition of SP Plus Corporation (“SP+”), the largest parking network and provider of mobility services for aviation, commercial, hospitality and institutional clients in North America.

“This unprecedented take-private is a once-in-a-generation opportunity to unite two companies at the top of their fields,” said Alex Israel, CEO and Co-Founder of Metropolis. “This isn’t just an acquisition; it’s about our shared vision to forge a legacy of innovation and raise the bar for AI in the real world. By deploying our computer vision technology to more than 50 million consumers and our real estate partners globally, we will enable checkout with a speed, ease and convenience that is unparalleled, even online. While transforming the parking experience is our focus and priority today, the opportunities for our growth are limitless. We are excited for the future and we’re just getting started.”

“Metropolis has developed a new growth buyout model, demonstrating how innovation and technology can evolve legacy industries for the 21st century,” said Tony Minella, Co-Founder and President of Eldridge Industries, an existing investor in Metropolis, which led the financing of the transaction. “Alex and the Metropolis team will implement their tech solutions to both improve people’s daily lives and drive significant value to real estate partners.”

As a result of today’s closing, Metropolis owns 100% of SP+ and its nearly 20,000-person team is a part of Metropolis. With the completion of the transaction, SP+ shares will no longer trade on the Nasdaq Global Select Market. Continuing its rapid growth trajectory, Metropolis will move forward as a founder-led and founder-controlled, private company forging a future where their AI-enabled technology enables seamless transactions across multiple verticals in the real world.

In connection with the closing of the merger, holders of SP+ common stock will receive $54.00 per share in cash, representing a premium of approximately 52% to the closing stock price on October 4, 2023, and approximately 28% premium to the 52-week high as of October 4, 2023. Trading of SP+’s common stock on Nasdaq was halted prior to the opening of trading on May 16, 2024.

The acquisition follows the October announcement of Metropolis’ $1.8 billion financing led by Eldridge along with new investors including BDT & MSD Partners’ affiliated credit funds, Vista Credit Partners and Temasek as well as strong support from Metropolis’ existing shareholder group led by 3L.

Transaction Details

Metropolis financed the acquisition with $1.05 billion in Series C preferred stock financing and $550 million of term debt financing, each provided on a committed basis by Eldridge Industries and other institutions. Metropolis also obtained a separate $175 million revolving debt facility from PNC Bank, National Association. The acquisition and related financing were announced on October 5, 2023. The acquisition implied an enterprise value of approximately $1.5 billion for SP+.

Goldman Sachs & Co. LLC and BDT & MSD Partners, LLC served as financial advisors to Metropolis. Goldman Sachs & Co. LLC acted as placement agent on the Series C transaction, and Maranon Capital L.P. (an Eldridge Industries affiliate) and Goldman Sachs & Co. LLC acted as joint lead arrangers on the debt financing. Willkie Farr & Gallagher LLP, Fenwick & West LLP and Latham & Watkins LLP served as legal advisors to Metropolis. Morgan Stanley & Co LLC served as financial advisor to SP+ and Skadden, Arps, Slate, Meagher & Flom LLP served as legal advisor to SP+. Sidley Austin LLP served as legal advisor to Eldridge. Blank Rome LLP served as legal advisor to PNC Bank, National Association.

About Metropolis

Metropolis Technologies, Inc. is an artificial intelligence company whose computer vision platform enables checkout-free payment experiences for the real world. Its proprietary AI-driven technology reaches more than 50 million customers while reducing costs, increasing transparency and capturing additional revenue for real estate partners. Following its take-private acquisition of SP+, Metropolis is now the largest parking network in North America with more than 4,000 locations. To learn more about Metropolis, please visit www.metropolis.io.

About Eldridge Industries

Eldridge Industries invests in businesses across the Insurance, Asset Management, Technology, Mobility, Sports & Gaming, Media & Music, Real Estate, and Consumer landscapes. The firm seeks to build and grow businesses led by proven management teams that have demonstrated leadership and experience to scale an enterprise. Eldridge Industries is headquartered in Greenwich, Connecticut, with additional offices across the United States and in London. To learn more about Eldridge Industries, please visit www.eldridge.com.

About 3L

3L is a private equity firm that invests in emerging growth companies. The firm backs innovative founders and management teams across the Commerce, Enterprise Software and Tech-enabled Services landscapes, with a particular emphasis on opportunities where M&A and creative financing strategies can augment strong organic growth. 3L provides management teams with the capital, perspective, and relationships needed to become category leaders. The firm is based in Los Angeles and New York City. To learn more about 3L, please visit www.3lcap.com.

About SP+

SP+ develops and integrates industry-leading technology with best-in-class operations management and support to deliver mobility solutions that enable the efficient and time-sensitive movement of people, vehicles, and personal travel belongings. With nearly 20,000 team members located throughout North America and Europe, SP+ is committed to providing solutions that make every moment matter for a world on the go. To learn more about SP+, please visit www.spplus.com.

Contact:

press@metropolis.io